UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

DIGITAL ANGEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

1-15177

52-1233960

(State of other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(Address of Principal Executive Offices) (Zip Code)

(Registrant’s telephone number, including area code) (651) 455-1621

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

On February 28, 2005, Digital Angel Corporation (“the Company”) completed the acquisition of DSD Holdings A/S and its wholly-owned subsidiaries Daploma International A/S and Digitag A/S. Under the terms of the acquisition, the Company purchased all of the outstanding capital stock of DSD Holdings A/S in consideration for a purchase price of seven times DSD Holdings A/S’s average annual EBITDA over the next three years less outstanding indebtedness at the end of the time period less 30% of the total compensation paid to Lasse Nordfjeld, CEO of DSD Holdings A/S. An initial payment of $3.5 million was made at closing through the delivery of Applied Digital Solutions, Inc. common stock valued at $3.5 million which Digital Angel Corporation acquired from Applied Digital Solutions, Inc. in exchange for $3.5 million of Digital Angel Corporation common stock.

Pursuant to the terms of the stock purchase agreement, at any time between the closing date of the acquisition and December 31, 2006 the Company had the right to buyout the remaining purchase price. The Company believes that based upon the positive prospects of DSD, if the calculation of the purchase price is made at the end of the three year period, the final payment will exceed $2 million. Therefore, the Company has decided, at its sole discretion, to exercise an early payout and to cap the final payment at $2 million per the terms of the acquisition agreement. On April 13, 2006 the Company exercised its right to buyout the remaining purchase price by electing to pay the set amount, as defined, of $2 million. The $2 million buyout price will be satisfied by a cash payment of $1 million and $1 million worth of the Company’s unregistered common stock, which the Company expects to issue within the next 90 days.

Item 3.02.                                        Unregistered Sales of Equity Securities

See Item 1.01 disclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2006

/s/ James P. Santelli
Digital Angel Corporation
James P. Santelli
Senior Vice President and Chief Financial Officer